Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Axcan Pharma Inc. on Form S-8 of our report dated November 10, 2005 to the Board of Directors and Shareholders of Acan Pharma Inc., incorporated by reference in the Annual Report on Form 40-F for the year ended September 30, 2005, on the following financial statements:

•	Consolidated Balance Sheets as at September 30, 2005 and 2004;
•	Consolidated statements of Operations, Shareholders’ Equity and Cash Flows for each of the years in the three-year period ended September 30, 2005.

/s/ Raymond Chabot Grant Thornton LLP

Chartered Accountants

Montréal, Province of Quebec, Canada

March 23, 2006